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                               Exhibit 10.8(g)(i)

                                                              September __, 1998



Mr. Rodrigo Arboleda
611 North Mashta Drive
Key Biscayne, Florida   33149

Dear Mr. Arboleda:

         This letter will confirm the agreement between you and Ogden Corporation (the "Company") that, effective as of October 1, 1998, Paragraph 9. Termination by the Employee for Good Reason of the Employment Agreement between you and the Company, dated as of January 1, 1997 (the "Employment Agreement") is hereby amended by adding the following Subparagraph (e) thereto: "(e) any "Change in Control" of the Company as defined in Appendix A to this Employment Agreement." All other terms and conditions of the Employment Agreement remain unchanged and in full force and effect.





AGREED AND ACCEPTED                               Very truly yours,

                                                  Ogden Corporation

/s/ Rodrigo Arboleder
---------------------  Date: September __, 1998    By /s/ R. Richard Ablon
Rodrigo Arboleda                                   ----------------------------
                                                    Chairman of the
                                                    Board, President and
                                                    Chief Executive
                                                    Officer


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                                   APPENDIX A

                         DEFINITION OF CHANGE IN CONTROL


The following definition of Change in Control shall apply for purposes of Paragraph 9.(e) of the Employment Agreement:

Change in Control. Change in Control of the Company shall be deemed to have occurred as of the first day any one or more of the following conditions shall have been satisfied:

(a) Any person, or more than one person acting as a group (within the meaning of the Securities Exchange Act of 1934), other than a trustee or other fiduciary holding securities under an employee benefit plan sponsored by the Company, becomes the beneficial owner, directly or indirectly, of securities of the Company, representing more than twenty-five percent (25%) of the combined voting power of the Company's then outstanding securities;

(b) Individuals who, as of May 20, 1998, constitute the Board of Directors of the Company (the Incumbent Board) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to May 20, 1998, whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board; or

(c) The stockholders of the Company approve: (i) a plan of complete liquidation of the Company; or (ii) an agreement for the sale or disposition of all or substantially all of the Company's assets; or
         (iii) a merger, consolidation, or reorganization of the Company with or involving any other corporation, other than a merger, consolidation, or reorganization that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least seventy-five percent (75%) of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger, consolidation, or reorganization.




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